                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                           YARDVILLE NATIONAL BANCORP
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                           YARDVILLE NATIONAL BANCORP
                                2465 Kuser Road
                           Hamilton, New Jersey 08690


                                                                 April 10, 2002

To Our Shareholders:

   You are cordially invited to attend the Annual Meeting of Shareholders of Yardville National Bancorp to be held on Tuesday, April 30, 2002, at 10:00 a.m. at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey.

   At this meeting of the Company, shareholders will be asked to elect four directors to the Company's Board of Directors to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

   During the meeting, we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to any questions you may have.

   The Company has scheduled a continental breakfast for shareholders immediately preceding the meeting.

   Whether or not you plan to be at the meeting, please be sure to complete, sign and return the proxy card enclosed with this Proxy Statement, so that your shares may be voted in accordance with your wishes.



                                        Very truly yours,


                                        PATRICK M. RYAN
                                        President and Chief Executive Officer

                           YARDVILLE NATIONAL BANCORP
                                2465 Kuser Road
                           Hamilton, New Jersey 08690



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 30, 2002


   Notice is hereby given that the Annual Meeting of Shareholders of Yardville National Bancorp (the "Company") will be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on April 30, 2002 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

   1. The election of the four persons named in the accompanying Proxy Statement to serve as directors of the Company until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

   2. Such other business as shall properly come before the meeting.

   Shareholders of record at the close of business on March 22, 2002 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the meeting, we request that the enclosed proxy be executed and returned to the Company. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Company a later-dated proxy or by delivering a written notice of revocation to the Company at or prior to the meeting.



                                           By Order of the Board of Directors



                                           STEPHEN F. CARMAN, Secretary

April 10, 2002


                  IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY

                           YARDVILLE NATIONAL BANCORP
                                2465 Kuser Road
                           Hamilton, New Jersey 08690

                                PROXY STATEMENT
                              DATED APRIL 10, 2002

                      GENERAL PROXY STATEMENT INFORMATION

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Yardville National Bancorp (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on Tuesday April 30, 2002, or such later date to which the Annual Meeting may be adjourned or postponed. This Proxy Statement is first being mailed to shareholders on approximately April 10, 2002.

   If a shareholder is participating in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"), the shareholder will receive a single proxy covering both the shares of the Company's common stock, no par value (the "Common Stock"), held by the shareholder in certificate form and the shares of Common Stock held by the Dividend Reinvestment Plan Administrator in the shareholder's Dividend Reinvestment Plan account. If a proxy is not returned, shares of Common Stock, including any held under the Dividend Reinvestment Plan, will not be voted on behalf of the shareholder.

Outstanding Shares and Voting Rights

   The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is March 22, 2002. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Annual Meeting.

   On the record date 8,042,568 shares of Common Stock (the only class of stock outstanding) were outstanding and all outstanding shares are eligible to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote.

   A plurality of the votes cast is necessary for the election of directors, Proposal 1.

   All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the four nominees for director who are named in this Proxy Statement, unless the shareholder specifies a different choice by means of his or her proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their discretion.

   At the meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person and votes cast by proxy. Under applicable state law and the Company's Restated Certificate of Incorporation and By-Laws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Since the election of directors is based on a plurality of the votes cast at the Annual Meeting, abstentions and broker non-votes have no effect on the outcome of the vote.

Revocability of Proxies

   Any shareholder giving a proxy has the right to attend and vote at the Annual Meeting in person. A proxy may be revoked prior to the Annual Meeting by a later-dated proxy or by a written revocation sent to Stephen F. Carman, Secretary of the Company, at 2465 Kuser Road, Hamilton, New Jersey 08690 (Mailing Address: P.O. Box 8487, Trenton, New Jersey 08650). A proxy may be revoked at the Annual Meeting by filing a later-dated proxy or by filing a written notice of such revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

Solicitation of Proxies

   This proxy solicitation is being made by the Board of Directors of the Company and the cost of the solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, by telephone or by other electronic means by officers, directors and employees of the Company or the Company's wholly-owned bank subsidiary, The Yardville National Bank (the "Bank"), who will not be specially compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable expenses incurred in that connection.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

   The Restated Certificate of Incorporation and the By-Laws of the Company provide that the number of directors shall not be less than five or more than twenty-five and permits the exact number to be determined from time to time by the Board of Directors. The Board has fixed the number of directors at thirteen.

   Pursuant to the Restated Certificate of Incorporation, the directors of the Company are divided into three classes and each class is elected to serve for staggered three-year terms.

   C. West Ayres, Jay G. Destribats, Gilbert W. Luggosy and Christopher S. Vernon have been nominated for three-year terms as directors. While candidates are being nominated for three-year terms, Director Ayres will reach the mandatory retirement age under the Company's By-Laws in October 2002 when he turns 75. Mr. Ayres will retire at that time, which will result in a vacancy on the Board. Pursuant to applicable law and the Company's Restated Certificate of Incorporation, the remaining members of the Board will have the authority (by a majority vote) to fill the vacancy with a candidate of their choosing pending the next Annual Meeting of Shareholders. The nine directors named in Table II on the following page have terms of office extending beyond the Annual Meeting. If, for any reason, any of the four nominees becomes unavailable for election, the proxy solicited by the Board of Directors will be voted for such substituted nominee as is selected by the Board of Directors. The Board has no reason to believe that any of the named nominees are not available or will not serve if elected.

   The names of the nominees for election and certain information about them and about the directors whose terms extend beyond this Annual Meeting are set forth in the following tables. Years of service on the Board of Directors includes prior service on the Bank's board.

                   Table I - Nominees for 2002 Annual Meeting
                              For Terms Expiring in 2005

                                                                  Director
Name and Principal Occupations During Past Five Years              Since     Age
--------------------------------------------------------------------------------
C. West Ayres                                                       1978      74
 President, Ayres Pontiac-Cadillac Company, Inc. (Car sales)
Jay G. Destribats                                                   1990      67
 Chairman of the Board of the Company and the Bank; Destribats,
  Campbell, DeSantis and Magee (Counselors at law) - Partner
  until July, 1999 and Counsel from July 1999 to present
Gilbert W. Lugossy                                                  1991      66
 Retired 1997; formerly Member, New Jersey State Parole Board
  (April 1990 to April 1997)
Christopher S. Vernon                                               2002      37
 Owner and President of Mercer Management and Development
  Inc. (Real estate development and management company)

   Mr. Vernon was appointed by the Board of Directors in February 2002 to fill the vacancy created by the retirement of Weldon J. McDaniel, Jr. from the Board of Directors.

      Table II - Directors Whose Terms Continue Beyond This Annual Meeting


                                                                  Director
Name and Principal Occupations During Past Five Years              Since     Age
--------------------------------------------------------------------------------
                              Terms Expire in 2003
Lorraine Buklad                                                     1988      66
 Funeral Director and President of Buklad Memorial Homes
Sidney L. Hofing                                                    1997      67
 President and CEO of The Eagle Group, Inc. (Real estate
  development and management company); Chairman of General
  Packaging Services, Inc. (November 1986 to December 1998)
James J. Kelly                                                      1997      67
 Private Consultant (Electrical contracting)
Louis R. Matlack                                                    1997      67
 Principal, Matlack Mediation
                              Terms Expire in 2004
Elbert G. Basolis, Jr.                                              1996      40
 President, CFO and Owner of Aqua Control Inc. (Water utility consultant); Executive Vice President of Garrison
  Enterprises, Inc. (Construction)
Anthony M. Giampetro                                                1994      65
 Physician, private practice
Patrick M. Ryan                                                     1992      57
 President and CEO of the Company and the Bank
Martin Tuchman                                                      2000      61
 Chairman of the Board and Chief Executive Officer of
  Interpool, Inc. (February 1988 to present)
F. Kevin Tylus                                                      1992      47
 President CIGNA Dental (November 1999 to present); Vice
  President/Director for Prudential Health Care Group
  (July 1995 to November 1999)

   Mr. Hofing is also a director of Admiralty Bancorp, a public company whose shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. Tuchman is also a director of Interpool Inc., a public company whose shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934.

Board Meetings and Committees, Functions and Attendance

   The Company held nine meetings of the Board during 2001. The directors of the Company also serve as directors of the Bank. The Board of Directors of the Bank holds regularly scheduled meetings once a month and special meetings, as circumstances require. During 2001, the Board of Directors of the Bank held twelve meetings. During 2001, each director of the Company except for Directors Kelly and Tylus attended at least 75% of the aggregate total number of Board meetings of the Company and meetings of the committees of the Board of the Company on which such director served.

   The Board of Directors has a number of committees, including the Audit, Organization and Compensation, and Nominating Committees. The functions of those Committees are set forth on the following page.

   Audit

   Chaired by Mr. Lugossy and including Messrs. McDaniel, Jr., Basolis, Jr., Kelly, and Matlack, this committee met five times in 2001. The primary function of the Audit Committee is to oversee the Company's financial reporting process. Mr. McDaniel, Jr. served on this committee until his retirement from the Board of Directors in February 2002. The Audit Committee operates pursuant to a written charter. This committee's duties include (1) recommending to the Board of Directors the selection of independent certified public accountants, (2) reviewing the scope of the audit to be conducted by them and the results of their audit, (3) supervising and monitoring the Company's internal audit system, and (4) reviewing all examination reports of regulatory agencies relating to the Company and the Bank and recommending to the Board of Directors any actions to be taken based on those reports.

                             AUDIT COMMITTEE REPORT

   The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2001; discussed with KPMG LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61;
and discussed with KPMG LLP that firm's independence and received the written disclosures and letter from KPMG LLP as required by Independence Standards Board Standard No. 1.

   Based on the reports and the discussions mentioned above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year 2001 for filing with the U.S. Securities and Exchange Commission.

   The Board of Directors and the Audit Committee believe that the Audit Committee's current members qualify as "independent directors" within the meaning of the term as defined in the applicable listing standards of The Nasdaq Stock Market, Inc.

   Audit Committee
   Gilbert W. Lugossy, Chairman
   Elbert G. Basolis, Jr.
   James J. Kelly
   Louis R. Matlack

                                   AUDIT FEES

   The aggregate fees billed for professional services rendered by the independent accountants for the audit of the Company's financial statements as of and for the fiscal year ended December 31, 2001 and the review of the Company's quarterly reports on Form 10-Q for the year were approximately $128,000. The aggregate fees billed by the independent accountants for the audit of the Company's employee benefit plans as of and for the fiscal year ended December 31, 2001 were approximately $20,000. No other fees were billed by the independent accountants.

   Organization and Compensation

   Chaired by Mr. Tylus and including Messrs. Destribats, Ryan, Basolis, Jr., and McDaniel, Jr., this committee met once in 2001. Mr. McDaniel, Jr. served on this committee until his retirement in February 2002. The Organization and Compensation Committee is responsible for assuring an effective and competitive salary structure for the senior management of the Company and Bank. This committee recommends to the Board employment, promotion and annual compensation arrangements for senior management of the Company and Bank.

   Nominating

   Chaired by Mr. Destribats and including Ms. Buklad and Messrs. McDaniel, Jr., Ryan, and Ayres, this committee met once in 2001. Mr. McDaniel, Jr. served on this committee until his retirement in February 2002. The Nominating Committee considers the appropriate size and composition of the Board. This committee also recommends nominees to the Board of Directors for election as directors.

                                   MANAGEMENT

   The following table sets forth the name and age of each executive officer of the Company and the Bank (excluding Messrs. Ryan and Destribats) and the business experience of these individuals during the past five years. Unless otherwise indicated, each named position is with the Bank. The executive officers are appointed to their respective offices annually.


Name, Age and Position              Principal Occupations During Past Five Years
----------------------              --------------------------------------------
Stephen F. Carman, 45
 Executive Vice President........  Executive Vice President and Chief Financial
                                   Officer of the Bank and Secretary and
                                   Treasurer of the Company

James F. Doran, 58
 First Senior Vice President.....  First Senior Vice President and Senior
                                   Lending Officer

Frank Durand, III, 51
 First Senior Vice President.....  First Senior Vice President and Bank
                                   Administrator (December 2000 to present),
                                   Senior Vice President and Bank Administrator
                                   (February 1995 to December 2000)

Howard N. Hall, 42
 First Senior Vice President.....  First Senior Vice President and Controller
                                   (February 2000 to present); Senior Vice
                                   President and Controller (November 1997 to
                                   February 2000); Vice President and Chief
                                   Financial Officer of Commonwealth State Bank
                                   (April 1992 to October 1997)

Timothy J. Losch, 51
 Executive Vice President........  Executive Vice President and Chief Operating
                                   Officer (June 1997 to present); Senior Vice
                                   President and Director of Public Affairs and
                                   Governmental Relations of CoreStates Bank NA
                                   (February 1993 to May 1997)

Eugene C. McCarthy, 41
 First Senior Vice President.....  First Senior Vice President and Market
                                   Manager Hunterdon Region (October 2001 to present);
                                   Senior Vice President (February 2001 to
                                   September 2001); Senior Vice President and Underwriting
                                   Site Manager, First Union National Bank (March
                                   1998 to January 2001)

Mary C. O'Donnell, 54
 First Senior Vice President.....  First Senior Vice President and Risk Assessment
                                   Officer (March 2001 to present); First Senior
                                   Vice President and Chief Credit Officer (April
                                   1996 to March 2001)

                                        5

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

   The table below sets forth the beneficial ownership of the Company's Common Stock as of March 22, 2002, by each person who is known by the Company to beneficially own 5% or more of the Common Stock, each other director and nominee, each of the Named Executive Officers (See Executive Officers' Compensation) and all directors and executive officers of the Company and the Bank as a group. All shares of a named person are deemed to be subject to that person's sole voting and investment power unless otherwise indicated. Shares subject to stock options are included as outstanding shares of Common Stock except to the extent such options are not exercisable within 60 days. Other than stock options and stock purchase warrants, there are no securities outstanding giving the holders the right to acquire shares of Common Stock. Each of the Named Executive Officers and each director and nominee have an address c/o Yardville National Bancorp, 2465 Kuser Road, Hamilton, New Jersey 08690.


                                            Number of Shares       Percent of
Name of Beneficial Owner                  Beneficially Owned(1)   Common Stock
------------------------                  ---------------------   ------------
C. West Ayres                                      85,435 (2)          1.06%
Elbert G. Basolis, Jr.                             30,565 (3)             *
Lorraine Buklad                                   144,724 (4)          1.80%
Stephen F. Carman                                  77,947 (5)             *
Jay G. Destribats                                 185,789 (6)          2.30%
Anthony M. Giampetro M.D.                          88,656 (7)          1.10%
Howard N. Hall                                      9,725 (8)             *
Sidney L. Hofing                                  195,506 (9)          2.43%
James J. Kelly                                    171,124(10)          2.13%
Timothy J. Losch                                   57,047(11)             *
Gilbert W. Lugossy                                 19,526(12)             *
Louis R. Matlack, Ph.D.                            55,063(13)             *
Patrick M. Ryan                                   321,397(14)          3.95%
Martin Tuchman                                    579,994(15)          7.21%
F. Kevin Tylus                                    197,233(16)          2.45%
Christopher S. Vernon                              67,025(17)             *
Directors and Executive Officers of the         2,244,336(18)         26.59%
 Company as a group (20 persons)
FMR Corp.                                         743,500              9.25%
 82 Devonshire Street
 Boston, Massachusetts 02109

---------------
*  Less than 1%

 (1) The number of beneficially owned shares includes shares over which the named person, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares (1) voting power, which includes the power to vote, or direct the voting of, such security; or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security.

 (2) Includes 2,152 shares held by Mr. Ayres' spouse, and 6,748 shares issuable upon exercise of options held by Mr. Ayres under the Company's 1994 Stock Option Plan (the "1994 Plan") (See Director Compensation Arrangements).

 (3) Includes 6,748 shares issuable upon exercise of options held by Mr. Basolis, Jr. under the Company's 1994 Plan and 9,100 shares held by Aqua Control Inc.

 (4) Includes 6,748 shares issuable upon exercise of options held by Ms. Buklad under the 1994 Plan.

 (5) Includes 66,737 shares issuable upon exercise of options held by Mr. Carman under the Company's 1988 Stock Option Plan (the "1988 Plan") and the Company's 1997 Stock Option Plan (the "1997 Plan"), 1,606 shares in the Yardville National Bank Employee Stock Ownership Plan Trust (the "ESOP") for Mr.

     Carman's account, 3,037 shares held jointly with Mr. Carman's spouse and 225 shares held by Mr. Carman as custodian for his child.

 (6) Includes 42,800 shares issuable upon exercise of options held by Mr. Destribats under the 1997 Plan, 52,000 shares held in the Destribats Family Trust, of which Mr. Destribats is the Trustee, 3,000 shares held jointly by Mr. Destribats and his spouse, 8,846 shares in the Yardville National Bank 401(K) plan, 2,043 shares in the ESOP for Mr. Destribats' account and 62,136 shares in the ESOP over which Mr. Destribats, as a trustee of the ESOP, shares voting rights with Mr. Ryan and Mr. Tylus.

 (7) Includes 6,748 shares issuable upon exercise of options held by Dr. Giampetro under the 1994 Plan, 26,908 shares held in the name of Anthony M, Giampetro, M.D., custodian for Anthony Giampetro, John Giampetro, and Celeste Giampetro, under the Pennsylvania Uniform Gift to Minors Act, 16,400 shares held in the name of Bellarmino-Giampetro Profit Sharing Fund, 24,190 shares held in the name of Bellarmino-Giampetro Pension Voluntary Contribution Plan, and 11,540 shares held in the name of Bellarmino-Giampetro-Scheuerman profit sharing plan.

 (8) Includes 9,725 shares issuable upon exercise of options held by Mr. Hall under the 1997 Plan and 1,114 shares in the ESOP for Mr. Hall's account.

 (9) Includes 176,133 shares held by Mr. Hofing's spouse, 12,025 shares held in the Hofing Family Limited Partnership and 6,748 shares issuable upon exercise of options held by Mr. Hofing under the 1994 Plan.

(10) Includes 6,748 shares issuable upon exercise of options held by Mr. Kelly under the 1994 Plan.

(11) Includes 40,490 shares issuable upon the exercise of options held by Mr. Losch under the 1997 Plan, 4,764 shares in the Yardville National Bank 401(K) plan, 1,606 shares in the ESOP for Mr. Losch's account, and 166 shares held by Mr. Losch as custodian for one of his children.

(12) Includes 6,748 shares issuable upon exercise of options held by Mr. Lugossy under the 1994 Plan and 3,043 shares held jointly with Mr. Lugossy's spouse.

(13) Includes 6,748 shares issuable upon exercise of options held by Mr. Matlack under the 1994 Plan, 6,199 shares held in the Matlack Family Trust where Mr. Matlack is a co-trustee.

(14) Includes 85,600 shares issuable upon exercise of options held by Mr. Ryan under the Company's 1997 Plan, 2,403 shares in the Yardville National Bank 401(K) plan, 2,046 shares in the ESOP for Mr. Ryan's account, 187 shares held by Mr. Ryan as custodian for his children, 1,000 shares owned by Mr. Ryan's spouse as to which Mr. Ryan disclaims beneficial ownership, and 62,136 shares in the ESOP over which Mr. Ryan, as a trustee of the ESOP, shares voting rights with Mr. Destribats and Mr. Tylus.

(15) Includes 1,500 shares issuable upon the exercise of options held by Mr. Tuchman under the 1994 Plan, 33,000 shares held by Warren Martin Associates, 20,000 shares held by Martom Associates, 2,000 shares held by the Tuchman Foundation, and 15,300 shares in a retirement account in the name of Mr. Tuchman's spouse. Also includes 50,000 shares issuable upon exercise of stock purchase warrants held by Warren Martin Associates, Martom Associates, and Mr. Tuchman.

(16) Includes 6,748 shares issuable upon exercise of options held by Mr. Tylus under the 1994 Plan, 21,165 shares held jointly with Mr. Tylus' spouse, 96,744 shares owned by Mr. Tylus' spouse as to which Mr. Tylus disclaims beneficial ownership, 3,200 shares held by Mr. Tylus as custodian for his children, and 62,136 shares in the ESOP over which Mr. Tylus, as a trustee of the ESOP, shares voting rights with Mr. Destribats and Mr. Ryan.

(17) Includes 25 shares owned jointly with Mr. Vernon's spouse and 6,000 shares issuable upon exercise of stock purchase warrants held by Mr. Vernon.

(18) Includes 344,869 shares issuable upon exercise of options held by such persons as a group under the 1988 Plan, the 1994 Plan, and the 1997 Plan, 56,000 shares issuable upon exercise of stock purchase warrants owned by Mr. Tuchman and Mr. Vernon, and 62,136 ESOP shares over which Mr. Destribats, Mr. Ryan and Mr. Tylus have shared voting rights as trustees.

                        EXECUTIVE OFFICERS' COMPENSATION
                           Summary Compensation Table

   The following table sets forth compensation paid or allocated with respect to the fiscal years ended December 31, 2001, 2000, and 1999 for services rendered in all capacities to the Company and the Bank by the President and Chief Executive Officer of the Company and the other four most highly compensated executive officers (collectively, the "Named Executive Officers"):


                                                                                        Long Term
                                                                                      Compensation
                                                            Annual Compensation          Awards
                                                            -------------------          ------
                                                                                       Securities       All Other
                                                                                       Underlying     Compensation
Name and Principal Position                      Year   Salary ($)    Bonus ($)(1)    Options/SARs#      ($)(2)
---------------------------                      ----   ----------    ------------    -------------   ------------
Patrick M. Ryan,                                 2001     325,000        153,954               0         20,935
President and Chief Executive                    2000     225,000        206,820         100,000         22,301
Officer of the Company                           1999     225,000        160,400               0         22,411

Jay G. Destribats,                               2001     260,000         76,977               0         15,824
Chairman of the Company                          2000     180,000         50,000          50,000         17,328
                                                 1999     180,000              0               0         17,764

Stephen F. Carman,                               2001     150,000         18,000               0         13,358
Secretary and Treasurer of the                   2000     125,000         24,000          20,000         13,654
Company                                          1999     120,000         19,000               0         13,494

Timothy J. Losch,                                2001     150,000         18,000               0         13,074
Executive Vice President and                     2000     125,000         24,000          20,000         13,891
Chief Operating Officer of the Bank              1999     120,000         15,000               0         13,661

Howard N. Hall                                   2001     115,000          8,625               0         11,353
First Senior Vice President                      2000      87,000         11,500          10,000          9,345
and Controller                                   1999      77,175          9,000               0          7,240

---------------

(1) Paid in the fiscal year following the fiscal year for which it is reported.

(2) All other compensation includes the Company's contribution under its 401(k) plan for the fiscal years ended December 31, 2001, 2000 and 1999 for (a) Mr. Ryan: $5,250 ,$5,250, and $5,000, (b) Mr. Destribats: $5,250, $3,946,
    and $3,715, (c) Mr. Carman: $3,774, $3,142, and $2,580, (d) Mr. Losch:
    $2,192, $2,163, and $2,101, and (e) Mr. Hall: $3,399, $2,609 and $1,633.
    Other compensation also includes annual premiums paid by the Company for an executive group term replacement life insurance plan for the fiscal years ended December 31, 2001, 2000 and 1999 for (a) Mr. Ryan: $3,885, $3,569,
    and $3,288, (b) Mr. Destribats: $5,024, $4,227, and $4,253, (c) Mr. Carman:
    $1,499, $1,378, and $1,259, (d) Mr. Losch: $2,797, $2,594, and $1,905, and
    (e) Mr. Hall: $1,124 $1,034, and $944. Other compensation also includes the cost related to shares granted to each executive under the Yardville National Bank Employee Stock Ownership Trust for the fiscal years ended December 31, 2001, 2000 and 1999 for (a) Mr. Ryan: $5,550, $9,155, and
    $9,796, (b) Mr. Destribats: $5,550, $9,155, and $9,796, (c) Mr. Carman:
    $5,200, $6,730 and $7,347, (d) Mr. Losch: $5,200, $6,730 and $7,347, and
    (e) Mr. Hall: $3,988, $5,367 and $4,069 . Other compensation also includes the costs associated with the payment for up to one week of unused vacation per year for the fiscal years ended December 31, 2001, 2000 and 1999 for
    (a) Mr. Ryan: $6,250, $4,327, and $4,327, (b) Mr. Carman $2,885, $2,404,
    and $2,308, (c) Mr. Losch: $2,885, $2,404, and $2,308, and (d) Mr. Hall:
    $442, $335 and $594. All other compensation for Mr. Hall also includes a $2,400 car allowance received in 2001.

                      Options Granted in Last Fiscal Year

   There were no stock options granted to the Named Executive Officers for the fiscal year ended December 31, 2001.

        Option Exercises in Last Fiscal Year and Year-End Option Values

   The following table sets forth the aggregate stock options exercised by each of the Named Executive Officers for the fiscal year ended December 31, 2001:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                             Number of Securities     Value of Unexercised
                                                            Underlying Unexercised         In-the-Money
                                                                Options/SARs at          Options/SARs at
                                                                   FY-End (#)               FY-End ($)
                                                             ----------------------  -----------------------
                           Shares Acquired         Value        Exercisable(E)/          Exercisable(E)/
   Name                    on Exercise (#)      Realized ($)    Unexercisable (U)        Unexercisable(U)
-------------------        ---------------      -----------  ----------------------   ----------------------
                                                                 E            U       E                U
   Patrick M. Ryan              0                    0        69,200       112,800    31,250        125,000

   Jay G. Destribats            0                    0        34,600        56,400    15,625         62,500

   Stephen F. Carman            0                    0        44,180        29,120   182,501         24,500

   Timothy J. Losch             0                    0        33,930        29,120    19,375         24,500

   Howard N. Hall               0                    0         6,920        11,280     3,125         12,500

Employment Contracts and Termination of Employment and Change in Control Arrangements

   The Company employs Patrick M. Ryan as President and Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company under an employment contract that became effective January 31, 2001. Mr. Ryan is employed for a period of 24 months commencing January 31, 2001, and the contract automatically renews for successive 12-month periods thereafter unless either of the parties gives notice to the contrary. The employment contract provides for an annual base salary of at least $325,000 in the first year and at least $340,000 in the second year, as determined by the Organization and Compensation Committee. In addition, Mr. Ryan will receive an annual cash performance bonus equal to a percentage of the profits of the Company, after taxes and before dividend payments. For the first fiscal year during the contract period, the cash performance bonus will equal 1.80% of such profits, if such profits are less than $11,000,000, or 2.00% of such profits, if such profits are $11,000,000 or more. For the second fiscal year during the contract period, the cash performance bonus will equal 1.80% of such profits, if such profits are less than $12,000,000, or 2.00% of such profits, if such profits are $12,000,000 or more. Mr. Ryan is also entitled to participate in any employee benefit plan or perquisite arrangement established by the Company or the Bank and available to senior executives and key management employees of the Company or the Bank, and the Bank provides him with an automobile for his personal use. The employment contract may be terminated with or without cause (as defined in the employment contract).

   In the event the employment contract is terminated by the Company, other than for death, disability or cause, within three years after a Change in Control (as defined below), or by Mr. Ryan, other than for death or disability, within six months after a Change in Control, Mr. Ryan will be entitled to receive a lump sum payment within 30 days after the occurrence of such termination (a "Change in Control Termination") in an amount equal to three times his annual salary at the time of such termination and, in the event of termination by the Company, an amount equal to the cash bonus paid to Mr. Ryan for the most recent fiscal year prior to such termination. In addition, if Mr. Ryan would be liable for an excise tax as a result of such payment, he will be entitled to receive an amount equal to the amount of such excise tax, plus an additional amount sufficient to compensate him for Federal and state taxes on such excise tax reimbursement. If the Company terminates the employment contract other than for disability, death or cause, and in the absence of a Change in Control, Mr. Ryan will be entitled to receive a lump-sum payment upon termination equal to the amount that would have been payable to him at his then current annual salary for the remainder of the contract term or 12 months, whichever is greater. For purposes of Mr. Ryan's employment contract, the term "Change in Control" means:

      (i) the acquisition by any person or group acting in concert of the beneficial ownership of 40% or more of any class of equity security of the Company, or

      (ii) the approval by the Board of Directors of the Company of the sale of all or substantially all of the assets of the Bank or the Company, or

     (iii) the approval by the Board of Directors of the Company of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

   Effective January 1, 2001, the Bank adopted a new Supplemental Executive Retirement Plan (SERP) for the benefit of Mr. Ryan, Mr. Destribats, Mr. Carman and Mr. Losch. The SERP replaces the Salary Continuation Plans and Survivor Income Plans in which such officers previously participated.

   Under the SERP, the Bank has agreed to make monthly payments to Mr. Ryan or his designated beneficiary upon the termination of his employment in certain circumstances and subject to certain conditions, as described below, based upon the average of the highest three years' annual compensation out of the last five years of employment (the "Final Average Earnings"). Compensation taken into account includes salary, bonus and pre-tax deferrals under other benefit arrangements, but excludes payments received under equity compensation arrangements, and cost of living differential and automobile allowances.

   If Mr. Ryan continues to be an employee of the Bank until his normal retirement date of July 1, 2009, at age 65, Mr. Ryan may thereafter retire and he will be entitled to receive a monthly payment equal to one-twelfth of his target benefit, equal to 60% of Final Average Earnings, payable for a period of 180 months or for his life, if longer. Under the SERP, in general, the vested amount of the accrued benefit is determined by using a vesting percentage determined by a fraction equal to the full number of years of participation in the SERP over the full number of years of the participant's eligibility date from his normal retirement date. Based on assumptions used in connection with the adoption of the SERP, the estimated annual benefits payable upon retirement at normal retirement age for Mr. Ryan is $570,000.

   If prior to retirement Mr. Ryan suffers a disability for which he received disability income payments under the Bank's long-term disability plan, then he will be entitled to receive an annual disability benefit under the SERP equal to 100% of his Final Average Earnings, as of the first day of the seventh month following the onset of such disability, reduced by the sum of (i) the annual amount of disability income payments received by Mr. Ryan or his family members under the Social Security Act, and (ii) the annual amount of disability payments received by Mr. Ryan under the Bank's long-term disability plan. The disability benefit under the SERP is payable in equal monthly installments from the first day of the seventh month following the onset of the disability and continuing until Mr. Ryan returns to active employment with the Bank or another employer, disability payments cease under the Bank's long-term disability plan, or Mr. Ryan's normal retirement date or death, whichever occurs first. After the disability benefits under the SERP cease, Mr. Ryan is entitled to the other benefits under the SERP, subject to certain adjustments depending on the conditions under which such disability benefits cease.

   If Mr. Ryan terminates his employment with the Bank, or if the Bank terminates Mr. Ryan's employment for any reason other than death or disability prior to his normal retirement date of July 1, 2009, the Bank will make 180 monthly payments to Mr. Ryan commencing July 1, 2009, in an amount equal to one-twelfth of the product obtained by multiplying (a) Mr. Ryan's target benefit as described above (60% of Final Average Earnings) by (b) a fraction, the numerator of which is the number of full years between Mr. Ryan's eligibility date of October 28, 1994 and the date of termination of Mr. Ryan's employment and the denominator of which is the number of full years between such eligibility date and Mr. Ryan's normal retirement date of July 1, 2009. The foregoing will not apply, however, if Mr. Ryan's employment is terminated for cause, including willful misconduct (meaning any act or failure to act done in bad faith with the intent to injure the Bank's business or reputation), fraud, violation of any federal or state law involving the commission of a crime against the Bank, commission of a felony, or commission of a gross misdemeanor. In the event of a change of control of the Bank, if Mr. Ryan's employment is terminated for any reason other than cause, including a constructive termination pursuant to a required relocation or a substantial reduction in responsibilities or salary, then Mr. Ryan will be entitled to receive the
                                       10
monthly retirement payment as described above without reduction on account of termination prior to his normal retirement date of July 1, 2009.

   A "change in control" is defined as the acquisition by any person or entity of the power, directly or indirectly, to exercise a controlling influence over the management or policies of the Bank, or the acquisition directly or indirectly by any person or entity of the ownership of or power to vote 40% or more of the outstanding voting securities of the Bank.

   If Mr. Ryan dies before July 1, 2009, or during a 180 month payout period as described above then the Bank will pay the monthly retirement benefits described above to Mr. Ryan's designated beneficiary.

   With approval of the Board, Mr. Ryan may elect, prior to his termination of employment to receive a single lump sum payment that is the actuarial equivalent (as determined in accordance with the SERP) of the monthly payments otherwise provided.

   The Company employs Jay G. Destribats as Chairman of the Board of the Company and as Chairman of the Board of the Bank under an employment contract that became effective as of January 31, 2001. The terms of Mr. Destribats' employment contract are comparable to the terms of Mr. Ryan's employment contract, but Mr. Destribats' employment contract provides for (i) an annual salary of $260,000 in the first year and $270,000 in the second year of the contract period, (ii) a cash performance bonus equal to 0.90% of profits, if profits are less than $11,000,000, or 1.00% of such profits, if such profits are $11,000,000 or more for the first fiscal year during the contract period, and (iii) a cash performance bonus equal to 0.90% of profits, if profits are less than $12,000,000, or 1.00% of profits, if profits are $12,000,000 or more for the second fiscal year during the contract period. Mr. Destribats' base annual salary for 2002 will be $270,000. Pursuant to the SERP, Mr. Destribats is entitled to benefits comparable to those provided Mr. Ryan, as described above, except that his eligibility date is December 31, 1994, and his normal retirement date is April 1, 2005, at age 70. Based on assumptions used in connection with the adoption of the SERP, the estimated annual benefits payable upon retirement at normal retirement age for Mr. Destribats is $266,000.

   The Company employs Stephen F. Carman as Executive Vice President and Chief Financial Officer of the Bank under an employment contract that became effective as of January 31, 2001. The employment contract provides for an annual salary of $150,000 in the first year of the contract period and an amount from $150,000 to $160,500 in the second year of the contract period as determined by management. Mr. Carman's base annual salary will be $156,000 for 2002. The terms of Mr. Carman's employment contract are otherwise comparable to the terms of Mr. Ryan's contract, except that Mr. Carman's contract does not provide for an annual bonus and provides for a lump-sum payment equal to three times Mr. Carman's annual salary in the event of a Change in Control Termination by the Company and two times Mr. Carman's salary in the event of change in Control Termination by Mr. Carman. Pursuant to the SERP, Mr. Carman is entitled to benefits comparable to those provided Mr. Ryan, as described above, except that his eligibility date is January 22, 1996, his normal retirement date is November 1, 2016, at age 60, and his target benefit is 40% of Final Average Earnings. Based on assumptions used in connection with the adoption of the SERP, the estimated annual benefits payable upon retirement at normal retirement age for Mr. Carman is $160,000.

   The Company employs Timothy J. Losch as Executive Vice President and Chief Operating Officer of the Bank under an employment contract that became effective as of January 31, 2001. The employment contract provides for an annual salary of $150,000 in the first year of the contract period and an amount from $150,000 to $160,500 in the second year of the contract period as determined by management. Mr. Losch's base annual salary for 2002 will be $156,000. The terms of Mr. Losch's employment contract are otherwise comparable to the terms of Mr. Ryan's contract, except that Mr. Losch's contract does not provide for an annual bonus and provides for a lump-sum payment equal to three times Mr. Losch's annual salary in the event of a Change in Control Termination by the Company and two times Mr. Losch's salary in the event of change in control termination by Mr. Losch. Pursuant to the SERP, Mr. Losch is entitled to benefits comparable to those provided Mr. Ryan, as described above, except that his eligibility date is January 1, 1998, his normal retirement date is June 1, 2015, at age 65, and his target benefit is 40% of Final Average Earnings. Based on assumptions used in connection with the adoption of the SERP, the estimated annual benefits payable upon retirement at normal retirement age for Mr. Losch is $140,000.

   The Company employs Howard N. Hall as First Senior Vice President and Controller of the Bank under an employment contract that became effective as of January 31, 2001. The employment contract provides for an annual salary of $115,000 in the first year of the contract period and an amount from $119,600 to $120,750 in the second year of the contract period as determined by management. Mr. Hall's base annual salary in 2002 will be $119,600. The terms of Mr. Hall's employment contract are otherwise comparable to the terms of Mr. Ryan's contract, except that Mr. Hall's contract does not provide for an annual bonus, SERP or an automobile, provides for a lump-sum payment equal to two times Mr. Hall's annual salary in the event of a Change in Control Termination by the Company or by Mr. Hall. Mr. Hall's contract does include a car allowance equal to $2,400 per year.

Director Compensation Arrangements

   For 2001, non-employee directors of the Company (which includes all directors other than Mr. Destribats and Mr. Ryan) were paid $100 for each Company Board meeting attended which was not held on the same day as a Bank Board meeting was held. Non-employee directors were paid a fee of $750 per Bank Board meeting. Non-employee directors were also paid $300 for attending each committee meeting, with the exception of the audit committee where the fee was $350, of the Board of Directors of the Company or the Bank ($350 in the case of the chairman of such meeting, $500 in the case of the chairman of the audit committee). When committee meetings are held on the same day, only one fee is paid to each such director who attends such meetings. In addition, the Company in 2001 paid premiums in the amount of $2,077 for health insurance for Ms. Buklad. The aggregate compensation paid to non-employee directors in 2001 was $144,227. In 2001 non-employee directors were paid an annual retainer fee of $8,000 in addition to normal Board and committee fees. Directors' fees and retainers for the Company and the Bank are not paid to directors who are also full time officers of the Bank or the Company.

   Pursuant to a Deferred Compensation Plan that became effective on January 1, 1995, non-employee directors are allowed to defer all or a portion of their annual fees and retainers. During 2001, the Company matched each director's deferral at a rate of $.50 per dollar deferred. The annual cost to the Company for 2001 was $117,276. If a participant ceases to be a director for any reason, such participant will at that time be entitled to receive from the Company the aggregate amount of his or her deferred fees and retainers and the Company's matching contributions, plus earnings on such amount at an annual rate which may vary from year to year. The rate is based upon the prime rate and is adjusted annually. The total amount to which any participating director will be entitled will depend upon several factors, including the number of years of participation and the amount of fees and retainers earned and deferred.

   For 2002, non-employee directors of the Company will be paid $750 per Bank Board meeting. Non-employee directors will also be paid $300 for attending each committee meeting, of the Board of Directors of the Company or the Bank and the chairman of each such committee will be paid $350, except for the Audit Committee. Directors of the Audit Committee will be paid $350 for attending each Audit Committee meeting with the Audit Committee Chairman receiving $500 for each meeting. During 2002 all non-employee directors will be paid an annual retainer of $8,000, to be paid in quarterly increments at the end of each calendar quarter.

   In 1994, the Company's Board of Directors adopted the Yardville National Bancorp 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan is administered by a committee (the "1994 Plan Committee") of not less than two employee directors of the Company. Presently, Mr. Destribats and Mr. Ryan constitute the 1994 Plan Committee. Under the 1994 Plan, the 1994 Plan Committee may grant options to purchase up to 227,000 shares of Common Stock in the aggregate to non-employee directors of the Company. The purchase price per share under each option shall be determined by the 1994 Plan Committee but may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The 1994 Plan provides for adjustment of the number of shares subject to the 1994 Plan and the number of shares that may be purchased and the purchase price under each outstanding option in the event of any changes in the outstanding Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations and similar events. The 1994 Plan Committee has discretion to establish the term and vesting schedule for each option, although the term may not exceed ten years, and the 1994 Plan provides that options generally will vest during a period of up to five years after the date of grant.
                                       12

                               PERFORMANCE GRAPH

   The following graph shows the percentage change in the cumulative total return performance (assuming reinvestment of dividends) to holders of the Company's Common Stock with that of the Total Return Index for The NASDAQ Stock Market (U.S. Companies) and the peer group index of NASDAQ Bank Stocks, both of which are published indexes. This comparison includes the period beginning December 31, 1996 through December 31, 2001. The Company's shares of Common Stock are traded on the NASDAQ National Market System under the symbol "YANB". The comparison of the cumulative return for each investment assumes that $100 was invested in the Company's Common Stock and in each index on December 31, 1996.





                                                            Period Ending
                             ----------------------------------------------------------------------------
Index                        12/31/96      12/31/97      12/31/98      12/31/99     12/31/00     12/31/01
---------------------------------------------------------------------------------------------------------
Yardville National Bancorp    100.00        184.59        153.71        130.53       140.41       150.50
NASDAQ - Total US             100.00        122.48        172.68        320.89       193.01       153.15
NASDAQ Bank Index             100.00        167.41        166.33        159.89       182.38       197.44

                                       13

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT

   The following report was prepared by the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee"), consisting of two internal directors and three independent outside directors. There is currently a vacancy in one of the three independent director positions on the Committee resulting from the retirement of Weldon J. McDaniel, Jr. in February 2002. The Committee is responsible for establishing and overseeing policies governing long-term compensation programs for executive level officers of the Company, to attract, motivate and retain key executives responsible for the success of the Company as a whole. The actions of the Committee are presented to the Board of Directors for ratification. When the Committee's actions relate to officers who are Directors, the Board (exclusive of the Officer-Directors) reviews the recommendations of the Committee and approves final compensation arrangements.

   The Committee believes that the Company's executive officer compensation should be determined according to a competitive framework and based on overall financial results, individual contributions and teamwork.

   Within this overall philosophy, the Committee's specific objectives are to:

   Offer a total compensation program that takes into account the compensation practices and financial performance for comparable positions in other financial institutions.

   Promote achievement of year-to-year financial and business objectives for the Company and the Bank.

   Motivate key executives to fulfill their responsibilities in meeting their corporate business objectives.

   Reward executives for long-term strategic management and the enhancement of shareholder value through ownership of the Company.

   There are four major components of the Company's executive officer compensation:

   1) Base Annual Salary

   2) Annual Incentive Awards

   3) Long Term Incentive Awards

   4) Retirement and Other Benefit Plans

   The Committee determines compensation by evaluating the responsibilities of the position held and the experience of the individual and considers compensation practices and financial performance for comparable positions within the Company's peer group of financial institutions of comparable size and structure.

   Generally, annual salary adjustments and annual and long-term incentive awards are determined by evaluating the performance of the Company and each executive officer. The Committee considers financial and non-financial performance such as market share, operational productivity, loan servicing, innovation and enhancement of employee development and customer satisfaction, however, it does not apply any specific formula or assign any specific weights to these factors in making compensation decisions. Annual incentive awards consist of cash bonuses. Long-term incentive awards consist of options to acquire shares of the Company's Common Stock under the Company's stock option plans. In addition, as part of the total compensation provided for executive officers, the Company maintains various retirement and other benefit plans, which include the Company's 401(K) plan, ESOP, group term replacement life insurance plan and salary continuation plans.

   In reviewing and establishing the Chief Executive Officer's (CEO) annual salary and bonus, the Committee places significant emphasis on the Company's financial performance and takes into account annual salaries of peer banks and banks geographically approximate to the Company's market area.

   In early 2001, the Committee approved a new 2-year employment contract for Mr. Ryan. The Committee took into consideration among other factors that under Mr. Ryan's leadership and direction, the Bank has continued its growth as an independent supercommunity Bank. As the pre-eminent business lender in its marketplace, the Bank's loan portfolio continued its strong growth in 2000 increasing 26.5% over 1999. The Company also achieved another consecutive year of record financial performance in 2000 as net income and deposits increased 28.9% and 27.8%, respectively. Earnings per share and cash dividends per share increased 10.5% and 17.6%, respectively. In addition, Mr. Ryan directed the strategic expansion of the Bank into the new market of Hunterdon County. Based on the Company's strong financial performance and development the Committee set Mr. Ryan's annual salary at $325,000 for 2001 and at least $340,000 for 2002, subject to increases as determined by the Committee. In addition, the Committee revised the formula pursuant to which Mr. Ryan's annual cash bonus will be determined, in light of the Company's growth. The terms of Mr. Ryan's current employment agreement, including his annual salary and bonus formula, are described on pages 9 and 10 of this Proxy Statement. Finally, the Company granted to Mr. Ryan options to purchase 100,000 shares of the Company's Common Stock at a price of $10.94 per share under the 1997 Plan. The options will vest in five equal annual installments beginning in December 2001. The vesting schedule is subject to acceleration, and the number and price of the shares that may be acquired by exercise of the options are subject to adjustment, in each case in accordance with the 1997 Plan. While earnings suffered in 2001, at the same time in 2001 Mr. Ryan oversaw the Company's increased coverage of Hunterdon County, continued growth of its loan portfolio, and building of its technology base, overall infrastructure and geographic reach. The Committee did not increase Mr. Ryan's salary for 2002 beyond the minimum of $340,000 set by his 2-year contract, and no options were awarded for 2001.

                 ORGANIZATION & COMPENSATION COMMITTEE MEMBERS
                           F. KEVIN TYLUS (CHAIRMAN)
                               JAY G. DESTRIBATS
                                PATRICK M. RYAN
                             ELBERT G. BASOLIS, JR.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Organization and Compensation Committee of the Company's Board of Directors is responsible for recommending annual compensation and long-term compensation plans for executive officers of the Company. Recommendations are then evaluated and ratified by the full Board of Directors. Annual compensation and long-term compensation plans for Messrs. Destribats and Ryan are determined by the non-employee directors of the Committee.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("ten-percent holders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten-percent holders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, except as noted below, the Company believes that, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors, and ten-percent holders were satisfied.

   Mr. Giampetro failed to timely file a Form 4 for one transaction, Mr. Hofing, Mr. Losch and Mr Lugossy each failed to timely file a Form 4 for two transactions for the fiscal year ended December 31, 2001. Each subsequently filed a Form 4 for their transactions. In addition, Mr. Tuchman failed to timely file a Form 3. That form was subsequently filed.

             CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

   Mr. Destribats, the Chairman of the Board of the Company and member of the Organization and Compensation Committee, is Counsel to the law firm of Destribats, Campbell, DeSantis and Magee. The firm performed general legal services for the Bank during 2001 and continues to perform such services in 2002. In 2001, Destribats, Campbell, DeSantis and Magee were paid $7,050 by the Bank for its services.

   Certain directors and officers of the Company and their associates are or have been in the past customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. The aggregate extension of credit to directors, officers, and their associates as a group was approximately $16.5 million as of December 31, 2001. None of these loans are past due or on nonaccrual status as of December 31, 2001. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management of the Company and the Bank, did not involve more than normal risks of collectibility or present other unfavorable features.

   The Bank has had, and expects in the future to have, banking transactions in the ordinary course of business with many of its directors, executive officers and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others.

   In October 1999, upon the expiration of the initial five year term, the Bank renewed its lease for a five year period for its Trenton branch office, which is owned by The Lalor Urban Renewal Limited Partnership. The Lalor Corporation which is the general partner of the limited partnership is owned by Sidney L. Hofing, a director of the Company and the Bank. Under the lease, the Bank is obligated to pay approximately $2,600 per month, excluding utilities and maintenance expenses.

   In July 2000, the Bank signed a ten year lease with 4 five year renewal options for its Lawrence, New Jersey branch office. The property is owned by Union Properties LLC. Sidney L. Hofing, a director of the Company and the Bank, has an ownership interest in Union Properties LLC. Under the lease the Bank is obligated to pay approximately $7,300 per month, excluding utilities and maintenance expenses.

   In May 2001, the Bank signed a ten year lease with 3 five year renewal options for its Bordentown, New Jersey branch office. The Bank acquired the property from the bankruptcy estate of a borrower and sold the property to BYN LLC a limited liability company of which Mr. Hofing, a director of the Company and the Bank, is a member. The purchase price was $529,237. Under the terms of the lease, the Bank is obligated to pay approximately $7,000 per month, excluding utilities and maintenance expenses.

   In October 2001, the Bank signed a fifteen year lease with 3 five year renewal terms for its Hunterdon County Regional Headquarters. The property is owned by FYNB, LLC. Sidney Hofing, a director of the Company and the Bank had an ownership interest in FYNB, LLC at the time the lease was signed. Director Hofing has since sold his interest in FYNB, LLC, but several members of Mr. Hofing's family, including his spouse continue to have an ownership interest. Under the terms of the lease, the Bank is obligated to pay approximately $17,500 per month, excluding utilities and maintenance expenses.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   The firm of KPMG LLP independent public accountants, has audited the books and records of the Bank since 1979. The Board expects to retain KPMG LLP as the Company's independent public accountants for the 2002 fiscal year.

   KPMG LLP has advised the Company that one or more of its representatives will be present at the Annual meeting to make a statement if they so desire and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

   A shareholder who wishes to nominate any individual as a director or have the Shareholders take any action at the Annual Meeting of Shareholders in 2003 shall notify the Secretary of the Company at 2465 Kuser Road, Hamilton, New Jersey 08690 by registered mail, return receipt requested, by March 1, 2003. Any such notice by a shareholder shall specify (I) the name of the shareholder who will make the nomination or proposal or on whose behalf the proposal or nomination will be made, (II) the names of all other shareholders who are acting directly or indirectly with the proposing shareholder or have an understanding directly or indirectly with the proposing shareholder, (III) the number of shares which the shareholder reasonably anticipates may be voted in favor of the proposal, and (IV) the name, address and business background of any nominee and/or the full text of any proposal. In order for a shareholder proposal to be included in the Company's Proxy Statement for the Annual

Meeting of Shareholders in 2003, in addition to meeting all of the requirements set forth above, and all requirements of applicable securities laws, the Company must receive the proposal by December 11, 2002.

                                 OTHER MATTERS

   The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendations of the Board of Directors.

   Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

                                   BY ORDER OF THE BOARD OF DIRECTORS




                                   STEPHEN F. CARMAN, Secretary

April 10, 2002
Hamilton, New Jersey

                           YARDVILLE NATIONAL BANCORP
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TUESDAY, APRIL 30, 2002
                 Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Elbert G. Basolis, Jr. and Lorraine Buklad and each of them, as Proxy, each with full power of substitution, to vote all of the shares of YARDVILLE NATIONAL BANCORP standing in the undersigned's name at the Annual meeting of Shareholders of Yardville National Bancorp, to be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on Tuesday, April 30, 2002 at 10:00 A.M., and at any postponement or adjournment thereof, as indicated on the reverse side with respect to the election of directors, and in accordance with the recommendations of the Board of Directors on all other matters that come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

                (Continued and to be signed on the reverse side)


--------------------------------------------------------------------------------

                                                   Please mark
                                                   your votes as    |---|
                                                   indicated in     | X |
                                                   this example.    |---|


     This proxy will be voted as specified below. If no choice is specified, the proxy will be voted FOR the election of the four nominees for director shown below.

The Board of Directors recommends a vote FOR the Board of Directors' nominees.

PROPOSAL 1 -- ELECTION OF FOUR      C. West Ayres, Jay G. Destribats,
              DIRECTORS FOR TERMS   Gilbert W. Lugossy and Christopher S. Vernon
              EXPIRING IN 2005:


      FOR all nominees listed                          WITHHOLD AUTHORITY
(except as marked to the contrary)              to vote for all nominees listed

               / /                                            / /


INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.

--------------------------------------------------------------------------------


Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                PLEASE SIGN, DATE AND RETURN THIS PROXY
                        IN THE ENCLOSED ENVELOPE.


Signature(s)                                             Date            , 2002
            --------------------------------------------      -----------



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